Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

TRUBRIDGE, INC.

TruBridge, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation duly adopted resolutions recommending and declaring advisable that the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) be amended and directing that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

ARTICLE V, Section 2 of the Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

“The number of directors shall be fixed by, or in the manner provided in, the Bylaws. Commencing immediately following the effectiveness of the Second Certificate of Amendment to the Certificate of Incorporation, all of the directors of the Corporation elected at an annual meeting of stockholders, or elected or appointed at any time in the period between annual meetings, shall hold office for a term that expires at the next annual meeting of stockholders following such election or appointment (or until their respective successors shall have been elected and qualified or until their earlier death, resignation or removal). The term of each director serving as of and immediately following the date of the 2025 annual meeting of stockholders shall expire at the 2026 annual meeting of stockholders, notwithstanding that such director may have been elected for a term that extended beyond the date of the 2026 annual meeting of stockholders.”

SECOND: The stockholders of the Corporation duly approved such amendment at an annual meeting of the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to Certificate of Incorporation to be executed by its duly authorized officer on this the 8th day of May, 2025.

/s/ Kevin Plessner
Kevin Plessner
Authorized Officer